SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 23, 2005


                            EAGLE BULK SHIPPING INC.
           (Exact name of each Registrant as specified in its Charter)



      Marshall Islands                   000-51366               98-0453513
-----------------------------    -------------------------  --------------------
(State or other jurisdiction      (Commission File Number)     (IRS employer
of incorporation or organization)                            identification no.)


               29 Broadway
           New York, New York                                        10006
----------------------------------------                         ---------------
(Address of principal executive offices)                          (Zip Code)


(Registrant's telephone number, including area code): (212) 785-2500

Item 7.01.   Regulation FD

On September 23, 2005, the Registrant issued a press release announcing the acquisition of two Supramax drybulk vessels. A copy of the press release is attached hereto as Exhibit 99.1.

Exhibit 99.1


 Eagle Bulk Shipping, Inc. Announces Acquisition of Two Supramax Drybulk Vessels
          --Vessels to Commence Two-Year Time Charters Upon Delivery--

NEW YORK, Sep. 23, 2005 /PRNewswire-FirstCall/ -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE), the largest U.S. based owner of Handymax dry bulk vessels, today announced that it has agreed to acquire the m/v Nordbright, a 52,827 dwt Supramax dry bulk vessel, and the m/v Norsund, a 50,296 dwt Supramax dry bulk vessel from Norden. Upon delivery, each vessel will immediately begin service under their respective time charters with Norden for a period of 24 to 26 months at a rate of $24,000 per day.

Eagle Bulk will acquire the two 2001 Japanese-built vessels for a total purchase price of $70 million, and plans to rename the vessels m/v Heron and m/v Merlin, respectively. Eagle Bulk will finance the purchase through borrowings on its $330 million revolving credit facility.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "The purchase of these vessels is consistent with our growth strategy, and further enhances the Company's ability to benefit from increasing global demand for dry bulk shipping. The acquisitions reflect management's confidence in the operating superiority of Supramax bulk carriers. These new vessels will expand our fleet from 11 vessels to 13 vessels, enhance our cargo carrying capacity by 19% to 643,619 deadweight tons, and reduce our fleet's average age to 5.5 years.

"This transaction is also consistent with our strategy of chartering our entire fleet on medium to long-term charters at superior rates, and will increase our contracted revenue through 2007. As a result, we will enhance our cashflow visibility and provide increasingly strong and stable earnings. Furthermore, the m/v Nordsund is a sister-ship to 5 other vessels in our fleet thereby continuing to increase our scheduling and operating efficiencies. We are also particularly pleased to develop a relationship with Norden, which is an established, world class shipping company," Mr. Zoullas concluded.

Both vessels will be purchased and chartered from Norden, an independent shipping company listed on the Copenhagen stock exchange. The transactions are subject to customary closing conditions and are expected to be completed in November 2005 and December 2005, respectively. Upon completion of the purchase, the Eagle Bulk Shipping Inc fleet will consist of 13 drybulk vessels consisting of 9 Supramax and 4 Handymax vessels.

About Eagle Bulk Shipping Inc.
------------------------------

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Handymax dry bulk vessels, which are dry bulk vessels range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statement
-------------------------

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at http://www.eagleships.com

Investor Contact                                             Media Contact
Alan Ginsberg                                                Jon Morgan
Chief Financial Officer                                      Kekst and Company
212-785-2500                                                 212-521-4800

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


September 23, 2005
                                              EAGLE BULK SHIPPING INC.


                                              By: /s/ Sophocles N. Zoullas
                                                  -------------------------
                                                  Sophocles N. Zoullas
                                                  Chief Executive Officer
                                                  and President



25083.0001 #603571